Exhibit 99.2

FOR IMMEDIATE RELEASE

Monday, June 29, 2015

Gannett completes company split to move forward as the nation’s largest local-to-national media company

McLEAN, VA — Gannett Co., Inc. [NYSE: GCI] has completed the previously announced spin-off transaction, creating two publicly traded companies. The new Gannett, the largest and most diversified publishing company with a portfolio of 92 domestic media markets, Newsquest, a leading UK regional news publisher and our flagship national brand USA TODAY, is led by chief executive officer Robert Dickey, former president of the Gannett U.S. Community Publishing Division.

Also today, Gannett announced the creation of its nationwide USA TODAY Media Network, the largest local-to-national media network in the U.S. The network will be powered by an integrated and award-winning news organization with deep roots in 92 communities plus USA TODAY, one of the most recognized national media brands. This follows the recent acquisition of 11 markets through Digital First Media, and further underscores the unmatched local-to-national capabilities of the company.

“With more than 4,000 journalists across digital and print publications in more than 110 markets across the U.S. and U.K., plus the national reach of USA TODAY, Gannett is uniquely positioned as a next-generation media company,” said Dickey. “Together, we are moving forward as one unified organization with a commitment to strengthening and forging connections in every community that we serve. Over the next year, we will continue to innovate and invest in this network, push the boundaries of storytelling and how it’s experienced and diversify our offerings. We are proactively building a future in which media feels more personal, drives action and adapts to ever-evolving technologies and needs.”

Dickey will oversee an executive leadership team including:

•                  Alison Engel, Chief Financial Officer.  Engel formerly was senior vice president, chief financial officer & treasurer of A. H. Belo Corporation, and served that company following its spin-off in 2008 from Belo Corp.

•                  Jamshid Khazenie, Chief Technology Officer. Khazenie joined old Gannett in 2014 as vice president of digital technology & operations. Prior to old Gannett, he served as vice president of digital media technologies at Turner Broadcasting Systems and led digital technology at Orbitz, US News and PBS.

•                  David Payne, Chief Product Officer. Payne served as chief digital officer for old Gannett since 2011. He joined from ShortTail Media, Inc. where he served as president and CEO of the video ad technology start-up he co-founded in 2008. Prior to ShortTail, David was senior vice president and general manager of CNN.com.

•                  Maribel Perez Wadsworth, Chief Strategy Officer. Wadsworth previously served as senior vice president of strategic initiatives, U.S. Community Publishing, since 2014. From 2012 to 2014, she served as vice president of audience development and engagement and helped lead development and implementation of old Gannett’s All Access Subscription Model and USA TODAY Local Edition. Wadsworth joined old Gannett in 2009.

•                  Barbara Wall, Chief Legal Officer. Wall has served as vice president and senior associate general counsel for old Gannett since 2009 and joined the legal staff in 1985. Wall has represented old Gannett’s interests on a variety of issues, has written and lectured on the First Amendment, and has taught communications law at George Washington and American Universities.

•                  Andy Yost, Chief Marketing Office.  Yost previously was senior vice president of consumer marketing for old Gannett, where he was responsible for all subscriber sales and retention for the U.S. Community Publishing properties and USA TODAY. Yost came to old Gannett in 2014 from Viacom Media Networks, where he served as senior vice president, marketing, customer relationship management.

•                  John Zidich, President of Domestic Publishing. Zidich was formerly chief executive of Republic Media & publisher of The Arizona Republic. Before coming to Phoenix, he served as president &

publisher of the Reno (Nev.) Gazette-Journal, after starting his Gannett career in 1977 at the Stockton Record, formerly owned by old Gannett.

•                  David Harmon, Chief People Officer. Harmon will join Gannett on July 13 from the Federal Reserve Board where he served as the chief human capital officer. Prior to that, he was executive vice president of human resources and corporate services at AOL.

•                  Henry Faure Walker, Chief Executive Officer of Newsquest. Walker joined Newsquest in early 2014. Prior to joining Gannett, he was digital director for Johnston Press, another large regional publisher in the UK.

The new Gannett will be virtually debt-free with a highly focused operational strategy and significant flexibility to make strategic acquisitions. The company will also continue to invest in innovative storytelling, advertising solutions and diversified business opportunities to deliver attractive returns for shareholders.

Serving on the Gannett Board of Directors:

•                  John Jeffry Louis, Chairman, Gannett, Co-founder and former chairman, Parson Capital Corporation.

•                  Robert J. Dickey, Chief Executive Officer of Gannett.

•                  John E. Cody, President & former Executive Vice President and Chief Operating Officer of Broadcast Music, Inc.

•                  Lila Ibrahim, Chief Business Officer of Coursera.

•                  Larry S. Kramer, former President and Publisher of USA TODAY, former president of CBS Digital Media and founder of CBS MarketWatch.

•                  Tony A. Prophet, Corporate Vice President Education Marketing of Microsoft Corporation.

•                  Debra A. Sandler, previously Chief Health and Wellbeing Officer of Mars, Inc.

•                  Chloe R. Sladden, Co-founder of #angels and former Vice President, Media, of Twitter, Inc.

Greenhill & Co. is acting as financial advisor on the separation transaction and Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

Forward Looking Statements

Certain statements in this press release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to a number of risks, trends and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. A number of those risks, trends and uncertainties are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s registration statement on Form 10. Any forward-looking statements should be evaluated in light of these important risk factors. The Company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of nearly 100 million people monthly. With more than 110 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Amber Allman	Mike Dickerson
Vice President, Corporate Communications	Vice President, Investor Relations
703-854-5358	703-854-6985
aallman@gannett.com	mdickerson@gannett.com